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                                                                   EXHIBIT 10.44

                              EMPLOYMENT AGREEMENT

     This agreement is entered into this 9th day of November, to be effective as of the 1st day of July, 2006 between Scott Barnum ("Executive") and Pyramid Breweries Inc., a Washington corporation (the "Company").

     1. Employment. The Company agrees to employ Executive, and Executive accepts employment, on the terms and conditions in this agreement.

     2. Duties. Executive shall be employed in the capacity of President and Chief Executive Officer of the Company. Executive shall perform the duties customarily performed by a president and chief executive officer, including having the primary responsibility for the strategic direction, operational planning, and execution of all aspects of the Company's business. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries as may reasonably be assigned to him by the Company's Board of Directors, consistent with his duties and responsibilities as President and Chief Executive Officer. Executive shall report directly to the Company's Board of Directors. Furthermore, he will be a Director himself and be expected to perform the normal duties of a member of a public company's board of directors. Executive shall perform his duties at the Company's Seattle headquarters or other mutually agreed locations while on business travel status. During the term of this agreement, Executive shall be based in Seattle and Berkeley.

     3. Intensity of Effort; Other Business. Executive shall devote his entire working time, attention, and efforts to the Company's business and affairs, shall faithfully and diligently serve the Company's interests and shall not engage in any business or employment activity that is not on the Company's behalf (whether or not pursued for gain or profit) except for (a) activities approved in writing in advance by the Board and (b) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made and (c) subject to approval by the Board, which shall not unreasonably be withheld, service as a member of the board of directors of one or more corporations not in competition with the Company or as a member of the board of directors of any nonprofit corporation

     4. Term. The term of this agreement is of indefinite duration. As stated in paragraph 10 below, and subject to paragraph 12 below (Termination Payments), this agreement and Executive's employment relationship may be terminated at any time, with or without Cause (as defined below).

     5. Compensation. Executive's compensation will be as follows:


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          (a) Salary. The Company shall pay Executive a base salary in the gross amount of $220,000 per annum (in addition to stock grants as provided below).
The base salary will be payable bi-weekly in arrears, by direct bank transfer ("Annual Base Pay"). Payday is the Friday following each two-week period. Executive's performance and Annual Base Pay will be reviewed on or about January 1, 2007, and on or about January 1 each year thereafter. Executive's Annual Base Pay is subject to change as determined in the sole discretion of the Board of Directors Compensation Committee ("Compensation Committee").

          (b) Employee Stock Purchase Plan. Executive shall be eligible for participation in the Employee Stock Purchase Plan on the first day of employment.

          (c) Stock Awards. Subject to approval by the Company's Compensation Committee, the Executive will be entitled to the following equity compensation awards, all of which will be granted under the Company's 2004 Equity Incentive Plan (the "Plan"):

               (i) Base Award. Executive will be granted a stock award for 50,000 shares on January 1, 2007 pursuant to the terms and conditions of an award agreement in substantially the form attached as Exhibit A to this Agreement (the "Base Award Agreement"), and such award will be subject to the Base Award Agreement, the Plan and this agreement. . Each annual Base Award will be accompanied by a one-time payroll gross-up, payable to the Executive, equal to the personal income taxes resulting from and due at the time of vesting of the earned Performance Award, based on Pyramid's stock price and tax regulations in force at the time of vesting. As more particularly set forth in the Base Award Agreement, (A) these shares will be subject to forfeiture in the event Executive's employment with the Company terminates under certain circumstances,
(B) such forfeiture restrictions will lapse (i.e., the shares will vest) in 20% installments (each, an "Annual Installment") beginning on January 1, 2008 and on the next four anniversaries of that date; and (C) if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive's death or Disability (all as defined below), the forfeiture restrictions will lapse with respect to a prorated portion of the Annual Installment for the year in which such termination occurs based on the date Executive's employment is terminated;

               (ii) Annual Performance Awards. Executive will be entitled to receive the following equity compensation awards (each, a "Performance Award") based on the Company's achievement of certain performance goals as follows:

                    (A) upon the filing of the Company's Annual Report on Form 10-K ("10-K") for the year ended December 31, 2006 (or, if the Company is no


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longer subject to the reporting requirements under Section 13 or 15(d) of the
Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company's financial statements for 2006), 7,000 shares if the Company achieves an increase in return on average net equity for the six months ending December 31, 2006 adjusted for extraordinary one-time expenses consistent with the administration of the annual Officer Incentive Compensation Plan bonus in subsection (5d) below, of at least 100 basis points as compared to return on average net equity for the six months ending December 31, 2005;

                    (B) upon the filing of the Company's 10-K for the year ended December 31, 2007 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company's financial statements for 2007), 14,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2007 adjusted for extraordinary one-time expenses consistent with the administration of the annual Officer Incentive Compensation Plan bonus in subsection (5d) below, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2006;

                    (C) upon the filing of the Company's 10-K for the year ended December 31, 2008 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company's financial statements for 2008), 14,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2008, adjusted for extraordinary one-time expenses consistent with the administration of the annual Officer Incentive Compensation Plan bonus in subsection (5d) below of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2007;

                    (D) upon the filing of the Company's 10-K for the year ended December 31, 2009 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the audit of the Company's financial statements for 2009), 14,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2009 adjusted for extraordinary one-time expenses consistent with the administration of the annual Officer Incentive Compensation Plan bonus in subsection (5d) below, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2008;

                    (E) upon the filing of the Company's 10-K for the year ended December 31, 2010 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as


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amended, upon the completion of the audit of the Company's financial statements for 2010), 14,000 shares if the Company achieves an increase in return on average net equity for the year ending December 31, 2010 adjusted for extraordinary one-time expenses consistent with the administration of the annual Officer Incentive Compensation Plan bonus in subsection (5d) below, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2009; and

                    (F) upon the filing of the Company's Quarterly Report on Form 10-Q ("10-Q") for the quarter ended June 30, 2011 (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, upon the completion of the Company's financial statements for such quarter), 7,000 shares if the Company achieves an increase in return on average net equity for the six months ending June 30, 2011 adjusted for extraordinary one-time expenses consistent with the administration of the annual Officer Incentive Compensation Plan bonus in subsection (5d) below, of at least 200 basis points as compared to return on average net equity for the six months ended June 30, 2010.

With respect to each Performance Award, the date on which the 10-K or 10-Q, as applicable, is filed (or, if the Company is no longer subject to the reporting requirements under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the date on which the audit of the financial statements for the related period is completed or, in the case of Section 5(c)(ii)(F), the unaudited financial statements are completed) shall be referred to herein as the "Performance Award Date".

               Each Performance Award will be in the form of a stock award, provided that Executive can elect instead to receive a Performance Award in the form of stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the Performance Award Date for that award. . Each annual Performance Award, if earned, will be accompanied by a one-time payroll gross-up, payable to the Executive, equal to the personal income taxes resulting from and due at the time of vesting of the earned Performance Award, based on Pyramid's stock price and tax regulations in force at the time of vesting. Each Performance Award will be evidenced by an award agreement in substantially the form attached hereto as Exhibit B (the "Performance Award Agreement"), and will be subject to the terms and conditions set forth in the Performance Award Agreement, the Plan and this agreement. For purposes of this agreement, the "Vesting Commencement Date" for the Performance Awards contemplated in Section 5(c)(ii)(A) - (F) above shall be January 1, 2007, January 1, 2008, January 1, 2009, January 1, 2010, January 1, 2011 and July 1, 2011, respectively. As more particularly set forth in the Performance Award Agreement or the Plan, (A) each Performance Award will be subject to a forfeiture restriction that will lapse on the first anniversary of its Vesting


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Commencement Date, (B) the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan), (C) the forfeiture restriction will lapse on a pro rata basis (based on the date Executive's employment terminates) in the event of a termination of Executive's employment by the Company without Cause (as defined below), by Executive for Good Reason (as defined below) or as a result of Executive's death or Disability. In addition, notwithstanding any contrary provisions of the Plan or any successor incentive plan, no stock award or stock units that have vested under this agreement shall be subject to forfeiture thereafter. If, during the period between the Vesting Commencement Date applicable to a Performance Award and the Performance Award Date applicable to such Performance Award, Executive's employment is terminated by the Company without Cause or by Executive for Good Reason or Executive's employment terminates as a result of his death or Disability a Company Transaction or Change in Control, Executive will be entitled to receive a pro rata portion (based on the date Executive's employment terminates) of such Performance Award as of the applicable Performance Award Date notwithstanding that Executive is no longer employed by the Company, and such pro rata portion of such Performance Award will not be subject to any forfeiture restrictions.

          (d) Incentive Compensation Bonuses. Executive shall be eligible for an annual bonus opportunity based on the performance of the Company, in accordance with the Officer Incentive Compensation Plan then in effect. The current Alternative Incentive Compensation Plan hurdle rate will be reset to $2.49 per share.

          (e) Car Allowance. Executive shall receive a car allowance of $575 per month in addition to reimbursement for gasoline purchased by Executive for business use.

     6. Benefit Plans. Executive (and qualifying immediate family members where applicable) shall be eligible to participate in the Company's Employee Benefit Package offered generally to employees, which is subject to change and currently includes health insurance through Regence Blue Shield, Flexible Spending Accounts, life and AD&D insurance, sixty percent (60%) Company-payment of vision and dental, health insurance continuation, sick leave, paid vacation, holidays, and 401(k). The exact terms and conditions of the Company's benefits, including eligibility, are governed by the benefit plans, not this agreement or any summary provided to Executive. However, the eligibility period for the Regence Blue Shield, life insurance and AD&D insurance, Flexible Spending, and the company sponsored vision and dental reimbursement program will be waived per this agreement.


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     7. Vacation and Sick Leave. Executive shall earn 40 hours of paid vacation each quarter of service, which can be used as earned. Executive can accumulate a maximum of 160 hours of unused vacation. He shall also earn 40 hours of paid sick leave per year of service, and can accumulate a maximum of 160 hours. Upon termination of employment for any reason, Executive shall be paid for earned but unused vacation. Unused sick leave is not paid upon termination of employment, regardless of the reason.

     8. Business Expenses. Executive is authorized to incur reasonable travel and entertainment expenses to promote the Company's business. The Company shall reimburse Executive for those expenses. Executive shall provide to Company the itemized expense account information that the Company reasonably requests. This will also include reasonable commuting expenses for commuting between California and Washington.

     9. Indemnification. The Company shall indemnify and hold Executive harmless, in accordance with the bylaws of the Company and any applicable directors and officers (D&O) insurance policy, to the full extent permitted by applicable law, with respect to claims made or threatened by reason of his service as a director, officer, employee or agent of the corporation.

     10. Termination. Executive's employment may be terminated as follows, in which event this agreement and Executive's compensation and benefits shall terminate except as otherwise provided below:

          (a) Without Cause or Good Reason. Either party may terminate Executive's employment at any time by giving written notice of termination to the other, without the necessity of Cause, in the case of the Company-initiated termination, provided that written notice is provided to the Executive at least 14 days before such termination is effective, or Good Reason (as defined below), in the case of Executive-initiated termination. For purposes of this agreement, "Good Reason" means a breach by the Company of a material obligation to the Executive under this agreement, any Stock Agreement, or any other material agreement with the Executive relating to Executive's employment including but not limited to any diminution in Executive's title or Annual Base Pay or material diminution of his duties, as provided in Paragraph 2, above, or benefits, as provided in Paragraphs 6 above, that is not cured within fourteen
(14) days after written notice of such breach is received by the Company.

          (b) By the Company for Cause. The Company may terminate Executive's employment for Cause (as defined below) by giving written notice of such termination. Any termination of Executive's employment for Cause must be approved


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by a majority of the Board other than Executive. Executive must be given notice of the meeting at which his termination is to be considered concurrently with notice to the Board, and an opportunity to address the Board. For purposes of this agreement, "Cause" means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, intoxication while at work, or conduct prohibited by law (except minor violations).

          (c) Notice of Resignation. Executive shall give two (2) months' advance written notice of resignation, provided that if Executive resigns for Good Reason, the notice period shall be 14 days.

          (d) Death. Executive's employment shall terminate automatically upon Executive's death.

          (e) Permanent Disability. Termination of the Executive's employment if Executive becomes permanently disabled shall be deemed "for Cause." For purposes of this agreement Executive will be considered "permanently disabled" ("Disability") if, for a continuous period of twenty-four (24) weeks or more, Executive has been unable to perform the essential functions of the job because one or more mental or physical illnesses and/or disabilities, provided that the Company may grant Executive unpaid leave or other accommodation if and to the extent that, in the Company's judgment, doing so is required by law. A determination of Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician who together shall select a third physician whose determination as to Disability shall be binding on all parties.

          (f) Resignation from Board. In the event that Executive's employment with the Company terminates for any reason, Executive agrees to immediately resign from the Board (unless the Board requests that Executive continue to serve as a member of the Board).

     11. Golden Parachute Limitation.

          (a) Notwithstanding any other provision of this agreement, if it is determined that any portion of the termination payments set forth in Section 12 or any other payment or benefit that is required to be paid or provided to or for the benefit of the Executive under this agreement, or under any other plan, agreement with other arrangement with the Company, any person whose actions result in a change described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), or any person affiliated with the Company or such person (each a "Payment" and, collectively, "Total Payments"), would constitute an "excess parachute payment," within the meaning of Section 280G of the Code that is subject


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to the tax imposed by Section 4999 of the Code or similar or successor provision
(the "Excise Tax") if so paid or provided, then the Total Payments to be made to or for the benefit of the Executive shall be reduced such that the aggregate present value of the Total Payments shall be one dollar ($1.00) less than the maximum amount that the Executive may receive without becoming subject to the Excise Tax (the "Reduction"); provided that the Reduction shall not apply if the after-tax value to the Executive of the Total Payments prior to the Reduction is greater than the after-tax value to the Executive if Total Payments are determined taking into account the Reduction.

          (b) Within forty (40) days following delivery of the notice of termination or notice by the Company to the Executive of its belief that there is a Payment that may be treated as an excess parachute payment, the Company, at its expense, shall obtain the opinion (which need not be unqualified) of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to Executive, which opinion sets forth (i) the amount of the Executive's base amount, (ii) the amount and the aggregate present value of Total Payments, (iii) the aggregate amount of excess parachute payments determined without regard to the Reduction, (iv) the after-tax value of the Total Payments if the Reduction did not apply, and (v) the after-tax value of the Total Payments taking into account the Reduction. For purposes of making its calculations and determinations under this Section 11(b), Tax Counsel may make reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish Tax Counsel with such information and documents as Tax Counsel may reasonably request to assist Tax Counsel in making calculations and determinations under this Section 11(b).

          (c) For purposes of determining the after-tax value of Total Payments,
(i) there shall be taken into account any Excise Tax, (ii) Executive shall be deemed to pay all applicable federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the Total Payments are to be made and the highest rate or rates of all applicable state and local income taxes in the state and locality of the Executive's domicile for state and local income tax purposes for the taxable year in which the Total Payments will be made, provided that the state and local income tax rate shall be determined assuming that such taxes are fully deductible for federal income tax purposes, and (iii) the Executive shall be deemed to pay applicable federal employment taxes at the applicable rate under
Section 3101(b) of the Code. The opinion of Tax Counsel shall be dated as of the date of the Executive's termination and addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such opinion determines that there would be an excess parachute payment under Section 280G of the Code and that the after-tax value of the Total Payments taking into account the Reduction is greater than the after-tax value of the Total Payments if the


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Reduction did not apply, then the payments hereunder or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated as the Company shall reasonably determine.

     12. Termination Payments.

          (a) Termination without Cause or Good Reason.

               (i) If the Company terminates Executive's employment when neither Cause nor Disability exists, or if, having given 14 days advance written notice of resignation, Executive terminates his employment for Good Reason, the Company shall pay Executive, as liquidated damages and in lieu of all other remedies to which Executive might be entitled arising out of the termination, termination payments equal to six month's Annual Base Pay, plus any incentive compensation bonuses under Section 5(c) for which Executive is eligible under the terms of the applicable plan at that time, and the Company shall also continue to provide, at the Company's cost, the Company's medical benefits to employee and qualifying family members for six months. Such liquidated damages shall be paid only if Executive executes a full and final general release of all claims against the Company (including the Company's officers, directors, agents, employees and assigns) arising out of Executive's employment relationship with the Company or its termination, and Executive shall have no duty to mitigate his losses in order to receive such liquidated damages. Termination resulting from expiration of this agreement or, in connection with a sale or merger or Company Transaction, resulting from failure of the Company to assign this agreement to a successor that accepts the Company's duties hereunder, shall be a termination without Cause for purposes of these termination payment provisions.

               (ii) In addition, if the Company terminates Executive's employment when neither Cause nor Disability exists, but the Company gives Executive less than the fourteen (14) days' advance written notice, termination payments equal to the additional Annual Base Pay Executive would have received if the Company had given Executive fourteen (14) days' advance written notice of termination.

               (iii) Termination payments shall be paid out at Executive's normal payroll rate on regular payroll days subject to normal payroll deductions, commencing first with the termination payments called for by subpart
(ii), if any, followed by the termination payments called for by subpart (i). Any reimbursable expenses incurred prior to termination will be paid immediately upon termination.

          (b) All Other Terminations. In all other cases of termination (including termination of Executive's employment by the Company for Cause or Executive's resignation of employment without Good Reason), except as provided


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above with respect to death and Disability under the appropriate paragraphs,
Executive's compensation and benefits shall terminate on the date the employment ends and Executive shall not be entitled to any termination payments or damages.

     13. Confidentiality/Unfair Competition. Executive agrees that the Company has many substantial, legitimate business interests that can be protected only by Executive agreeing not to compete with the Company unfairly. These interests include, without limitation, the Company's contacts and relationships with its supply sources, the Company's reputation and goodwill in the industry, and the Company's rights in its confidential information. Executive agrees that information not generally known to the public to which Executive has been or will be exposed as a result of Executive's employment by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its supply sources, customers or others. The Company's confidential information includes, without limitation, information relating to the Company's trade secrets, know-how, procedures, pricing, products, services, purchasing, accounting, marketing, sales, supply sources, employees, and customers and active prospects and their related needs. Executive will hold the Company's confidential information in strict confidence and will not disclose or use it except as authorized by the Company and for the Company's benefit. Executive will not, apart from good faith competition, interfere with the Company's relationships with its clients, employees, vendors, bankers or others. During his employment with the Company, Executive will not directly or indirectly, in any capacity (such as a business principal, consultant, contractor or employee), engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, nor for three (3) months following his termination for any reason, take a position in any capacity with a domestic brewer producing less than two million barrels a year.

     14. Possession of Materials. Executive agrees that upon conclusion of employment or request by the Company, Executive shall turn over to the Company all documents, files, office supplies and any other material or work product in Executive's possession or control that were created pursuant to or derived from Executive's services for the Company.

     15. Nonraiding of Employees. Executive recognizes that the Company's workforce is a vital part of its business. Therefore, Executive agrees that for twelve (12) months after Executive's employment with the Company ends, regardless of the reason it ends, Executive will not solicit, directly or indirectly, any employee to leave his or her employment with the Company. For purposes of this agreement, the phrase "shall not solicit, directly or indirectly," includes, without limitation, that Executive (a) shall not identify any of the Company employees to any third party as potential


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candidates for employment, such as by disclosing the names, backgrounds and qualifications of any the Company employees; (b) shall not personally or through any other person approach, recruit or otherwise solicit employees of the Company to work for any other employer; and (c) shall not participate in any pre-employment interviews with any person who was employed by the Company while Executive was employed or retained by the Company.

     16. Dispute Resolution. The Company and Executive agree to resolve all disputes arising out of their employment relationship by the following alternate dispute resolution process: (a) the Company and Executive agree to seek a fair and prompt negotiated resolution; but if this is not successful, (b) all disputes shall be resolved by binding arbitration; provided that during this process, (c) at the request of either party, not made later than seventy-five
(75) days after the initial arbitration demand, the parties agree to attempt to resolve any dispute by non-binding third-party intervention including either mediation or evaluation or both (but without delaying the arbitration hearing date). By entering into this contract, both parties give up their right to have the dispute decided in court by a judge or jury. The provisions of the Washington arbitration statute, Chapter 7.04 RCW, are incorporated herein to the extent not inconsistent with the other terms of this agreement.

          (a) Binding Arbitration. Any controversy or claim arising out of or connected with Executive's employment at the Company, including but not limited to claims for compensation or severance and claims of wrongful termination, age, sex, racial or other discrimination, or civil rights violations shall be determined by arbitration commenced in accordance with RCW 7.04.060 by a single arbitrator (as opposed to a majority of three arbitrators). The location of the arbitration shall be Seattle, Washington, or such other city to which the parties may agree. If the Company and Executive cannot agree on the arbitrator, then the arbitrator shall be selected by the administrator of the American Arbitration Association (AAA) office nearest the city where the arbitration is to be conducted. The arbitrator shall be an attorney with at least 15 years' experience in commercial law or judicial arbitration experience. All statutes of limitations, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder. Any issue about whether a controversy or claim is covered by this agreement shall be determined by the arbitrator.

          (b) Procedures. The arbitration shall be conducted in accordance with this agreement using as appropriate the AAA Employment Dispute Resolution Rules in effect on the date hereof. There shall be no discovery or dispositive motion practice (such as motions for summary judgment or to dismiss or the like) except that the arbitrator shall authorize such discovery as may be shown to be necessary to ensure a fair hearing. The arbitrator shall not be bound by the rules of evidence or of


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civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require both parties to submit some or all of their respective cases by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate.

          (c) Hearing; Law; Appeal Limited. The arbitrator's written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties agree that they have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award the arbitrator(s) shall apply applicable substantive law. Absent fraud, collusion or willful misconduct by the arbitrator or any other ground provided by Washington law, the award shall be final and judgment may be entered in any court having jurisdiction thereof. The arbitrator may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party.

          (d) Injunctive Relief. In the case of a breach of any of Executive's obligations to the Company, the Company may request a court of competent jurisdiction to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions as may be appropriate, either before arbitration is commenced or pending the outcome of arbitration. No such request shall be a waiver of the right or obligation to submit any claim or controversy to arbitration, and any such temporary or interim relief shall terminate if the Company fails to proceed with an arbitration within 120 days of the entry of such order Any issues of law or fact, which arise in connection with such request, shall, at the Company's election, be determined by arbitration in accordance with subparagraph (a) through (c) above.

     17. Venue and Jurisdiction. Venue and jurisdiction of any lawsuit involving this agreement or Executive's employment shall exist exclusively in state and federal courts in King County, Washington, unless injunctive relief is sought by the Company and, in the Company's judgment, that relief might not be effective unless obtained in some other venue. The provisions of this Section are subject to and do not supersede the dispute resolution provisions described above.

     18. Governing Law. This agreement shall be governed by the internal laws of the state of Washington without giving effect to provisions thereof related to choice of laws or conflict of laws.


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     19. Saving Provision. If any part of this agreement is held to be unenforceable, it shall not affect any other part. If any part of this agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law. The confidentiality, possession of materials, non-competition and nonraiding provisions of this agreement shall survive after Executive's employment by the Company ends, regardless of the reason it ends, and shall be enforceable regardless of any claim Executive may have against the Company.

     20. Waiver. No waiver of any provision of this agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this agreement or failure to enforce any provision of this agreement shall not waive any later breach.

     21. Assignment; Successors. The Company may assign its rights and delegate its duties under this agreement. Executive may not assign his or her rights or delegate his or her duties under this agreement, but all payments and benefits to which Executive is entitled under this agreement shall be payable on his death to his personal representatives heirs, successors and assigns.

     22. Tax Withholding. The Company shall be entitled to withhold from any amounts payable under this agreement any tax (including any Excise Tax) that may be required to be withheld pursuant to any applicable law or regulation, as determined by the Company or Tax Counsel.

     23. Binding Effect. This agreement is binding upon the parties and their personal representatives, heirs, successors and assigns.

     24. Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

     25. Complete Agreement. This agreement, together with the Stock Agreement, is the final and complete expression of the parties' agreement relating to Executive's employment. Only a writing signed by both parties may amend this agreement; it may not be amended orally or by course of dealing. The parties are not entering into this agreement relying on anything not set out in this agreement. In the event of a conflict between this agreement and the Stock Agreement or any Equity Incentive Plan, the terms of this agreement shall govern. This agreement shall control over any contrary policies or procedures of the Company, whether in effect now or adopted later.


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

     DATED as of the date first written above.

                                        EXECUTIVE:


                                        /s/ Scott Barnum
                                        ----------------------------------------
                                        Scott Barnum


                                        COMPANY:

                                        PYRAMID BREWERIES INC.


                                        By: /s/ George Hancock
                                            ------------------------------------
                                        Name: George Hancock
                                        Title: Chairman of the Board


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

EXHIBIT A

FORM OF STOCK AGREEMENT


                                       15